EPIC AIRCRAFT E1000 MOCKUP FEATURES VISION SYSTEMS
SPD-SMART NUANCE ELECTRONICALLY DIMMABLE WINDOWS

Next week at the NBAA show in Orlando, Florida, Epic Aircraft will present Research Frontiers licensee Vision Systems’ SPD-Smart EDWs on the mockup of its new turboprop aircraft.

Brignais, France and Woodbury, NY – October 14, 2014. On Epic Aircraft’s new E1000 aircraft, you can press a button, or touch your phone or tablet, and control the tint of your aircraft windows without using conventional shades or blinds. The Epic E1000 is anticipated to be the fastest, highest performing, most comfortable six-person single-engine turboprop in the world. Epic Aircraft will unveil a mockup of this soon-to-be-certified aircraft at next week’s NBAA trade show, and it features Vision Systems Nuance solution of SPD-Smart electronically dimmable window (EDW).

Vision Systems' Nuance windows for the E1000 mockup have been produced at Vision Systems' American production unit, the only industrial plant in America fully equipped to produce complete systems of EDW (electronics and lamination) in series.

Vision Systems’ SPD-Smart dimmable windows offer instant and precise light and glare control at all levels, which provides a solar protection solution that enhances flying comfort and supports fuel efficiency. These EDWs offer complete control of daylight and heat entering the cabin, instantly transform the look of the interior at the touch of a button, and synergistically complement other cabin systems for an unequalled passenger experience. They are impact-resistant, have no moving parts, are completely silent, and can be controlled by passengers or cabin-wide by the crew.

Joseph M. Harary, President and CEO of Research Frontiers, noted: “The use of SPD-Smart EDWs on the Epic E1000 mockup is the latest in a recent string of successes for Vision Systems, and is another indicator of the aerospace industry’s keen interest in using our film-based SPD-Smart light-control technology. Vision Systems SPD-Smart windows have been selected as standard equipment on Honda Aircraft’s HondaJet, their SPD-Smart skylights were chosen as standard equipment on Dassault’s Falcon 5X, and selected by Eurocopter for their EC175 VIP helicopter mockup. Now the trend continues with Epic’s E1000 mockup which features Vision Systems’ Nuance solution of SPD-Smart aircraft windows.”

The NBAA trade show, the world’s largest business aviation event, is being held October 21-23 in Orlando, Florida, and the Epic 1000 mockup will be at Epic Aircraft’s booth #4677. Visitors can see the entire line of Vision Systems’ Nuance and Noctis solutions of SPD-Smart aircraft window products at the Vision Systems booth #1551 at the NBAA.

To learn more, we invite you to read the Vision Systems press release.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

About Vision Systems

Headquartered near Lyon, France for more than 80 years, with a subsidiary in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems North America:
Cyrille Laitier, COO & EVP:
+1 321 265 5110
claitier@visionsystems-na.com

Vision Systems Aeronautics:
Frédéric Jacquemin, Sales Manager:
+33 (0)6 69 09 23 98
fjacquemin@visionsystems.fr

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Nuance” is a trademark of Vision Systems.